Exhibit 5.1

October 22, 2026

Picard Medical, Inc.

1992 E Silverlake

Tucson, AZ 85713

Re:	Picard Medical, Inc. Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special securities counsel to Picard Medical, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), relating to the offering for resale of up to an aggregate of 500,000 shares of common stock, par value $0.0001 per share, of the Company (the “Common Stock”), consisting of (i) 250,000 shares of Common Stock issuable upon conversion of certain unsecured convertible notes in the aggregate principal amount of $1,000,000 issued by the Company to certain accredited investors (each, a “Holder” and collectively, the “Holders”) on September 30, 2026 (collectively, the “Convertible Notes”; and the shares of Common Stock issuable upon conversion of the Convertible Notes, the “Note Conversion Shares”); and (ii) 250,000 shares of Common Stock issuable upon the exercise of certain pre-funded warrants to purchase up to 250,000 shares of Common Stock that are issuable to the Holders upon the conversion of the Convertible Notes (the “Warrants”; and the shares of Common Stock issuable upon exercise of the Warrants, the “Warrant Shares”), which Warrants are exercisable at the exercise price of $0.0001 per share following the two-month anniversary of the issuance of the Warrants. This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

In our capacity as corporate counsel to the Company and for the purposes of this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents:

●	The Registration Statement (including the prospectus contained therein);

●	Second Amended and Restated Certificate of Incorporation of the Company;

●	Amended and Restated Bylaws of the Company;

●	The Convertible Notes;

●	The form of Warrants;

●	The board minutes authorizing the issuance of the Convertible Notes and Warrants; and

●	Such other documents, agreements and instruments as we, in our professional judgment, have deemed necessary or appropriate as a basis for the opinions set forth herein.

In rendering the opinion expressed below, we have assumed without verification the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of such copies, and the due authorization, execution and delivery of all documents by all parties and the validity, binding effect and enforceability thereof (other than the authorization, execution and delivery of documents by the Company and the validity, binding effect and enforceability thereof upon the Company). In addition, we have assumed and not verified the accuracy as to the factual matters of each document we have reviewed and the accuracy of, and each applicable party’s full compliance with, any representations and warranties contained therein. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers of the Company. Accordingly, we are relying upon (without any independent investigation thereof) the truth and accuracy of the statements, covenants, representations and warranties set forth in the documents we have reviewed.

Based upon the foregoing and subject to the assumptions, exceptions, limitations and qualifications set forth herein, we are of the opinion that the Note Conversion Shares and the Warrant Shares have been duly authorized for issuance by all necessary corporate action on the part of the Company and, when issued and delivered in accordance with the terms of the Convertible Notes and the Warrants, as applicable, including, without limitation, the payment of the conversion or exercise price therefor, will be validly issued, fully paid and non-assessable.

Our opinion is limited to applicable statutory provisions of the Delaware General Corporation Law (the “DGCL”) and the reported judicial decisions interpreting those laws, and federal laws of the United States of America to the extent referred to specifically herein. We are generally familiar with the DGCL as currently in effect and the judicial decisions thereunder and have made such inquiries and reviews of matters of fact and law as we determined necessary to render the opinions contained herein. We assume no obligation to revise or supplement this opinion letter in the event of future changes in such laws or the interpretations thereof or such facts. We express no opinion regarding the Securities Act, or any other federal or state laws or regulations.

This opinion letter is issued as of the date hereof and is necessarily limited to laws now in effect and facts and circumstances presently existing and brought to our attention. We assume no obligation to supplement this opinion letter if any applicable laws change after the date hereof, or if we become aware of any facts or circumstances that now exist or that occur or arise in the future and may change the opinions expressed herein after the date hereof.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement and the prospectus that forms a part thereof. In giving the foregoing consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission.

Very truly yours,

/s/ PRYOR CASHMAN LLP